UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 16, 2013

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 16, 2013, The Goldman Sachs Group, Inc. (Group Inc. and, together with its consolidated subsidiaries, the firm) reported its earnings for the second quarter ended June 30, 2013. A copy of Group Inc.’s press release containing this information is being furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Group Inc. under the Securities Act of 1933 or the Exchange Act.

Item 8.01 Other Events.

On July 16, 2013, Group Inc. reported net revenues of $8.61 billion and net earnings of $1.93 billion for the second quarter ended June 30, 2013. Diluted earnings per common share were $3.70 compared with $1.78 for the second quarter of 2012 and $4.29 for the first quarter of 2013. Annualized return on average common shareholders’ equity (ROE) (1) was 10.5% for the second quarter of 2013 and 11.5% for the first half of 2013.

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.55 billion, 29% higher than the second quarter of 2012 and essentially unchanged compared with the first quarter of 2013. Net revenues in Financial Advisory were $486 million, slightly higher than the second quarter of 2012. Net revenues in the firm’s Underwriting business were $1.07 billion, 45% higher than the second quarter of 2012. This increase primarily reflected significantly higher net revenues in debt underwriting, due to leveraged finance activity, and in equity underwriting, primarily reflecting an increase in industry-wide activity. The firm’s investment banking transaction backlog was essentially unchanged compared with the end of the first quarter of 2013. (2)

Institutional Client Services

Net revenues in Institutional Client Services were $4.31 billion, 11% higher than the second quarter of 2012 and 16% lower than the first quarter of 2013.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.46 billion, 12% higher than the second quarter of 2012, reflecting significantly higher net revenues in currencies, credit products and commodities. These increases were partially offset by significantly lower net revenues in mortgages and lower net revenues in interest rate products. Although Fixed Income, Currencies and Commodities Client Execution operated in a generally favorable environment during the first half of the quarter, market conditions across products became more challenging during the latter part of the quarter, as interest rates and market volatility increased.

Net revenues in Equities were $1.85 billion, 9% higher than the second quarter of 2012. Excluding net revenues from the firm’s reinsurance business (3), net revenues in Equities were 23% higher compared with the same period last year, reflecting significantly higher net revenues in equities client execution, which reflected significantly higher net revenues in derivatives and cash products. Commissions and fees were higher, primarily in Asia, due to an increase in activity and higher market values. Securities services net revenues were lower compared with the second quarter of 2012. Excluding the decline attributable to the sale of the firm’s hedge fund administration business in 2012, securities services net revenues were essentially unchanged. During the quarter, Equities operated in an environment generally characterized by higher volatility levels, particularly in Asia.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $59 million ($32 million and $27 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the second quarter of 2013, compared with a net gain of $6 million for the second quarter of 2012.

Investing & Lending

Net revenues in Investing & Lending were $1.42 billion for the second quarter of 2013. Results for the second quarter of 2013 included net gains of $462 million from investments in equities, primarily in private equities, net gains and net interest income of $658 million from debt securities and loans, and other net revenues of $295 million related to the firm’s consolidated investments. During the quarter, the firm sold its remaining investment in the ordinary shares of Industrial and Commercial Bank of China Limited.

Investment Management

Net revenues in Investment Management were $1.33 billion, essentially unchanged compared with the second quarter of 2012 and the first quarter of 2013. Net revenues in the second quarter of 2013 included higher management and other fees, primarily due to higher average assets under supervision (4), and higher transaction revenues compared with the second quarter of 2012. These increases were offset by lower incentive fees. During the quarter, long-term assets under supervision (4) decreased $4 billion, reflecting market depreciation of $11 billion, primarily in fixed income assets, partially offset by net inflows of $7 billion. Net inflows primarily included inflows in fixed income assets (5), partially offset by outflows in alternative investment assets. Liquidity products (4) decreased $9 billion during the quarter. Total assets under supervision decreased $13 billion during the quarter to $955 billion.

Expenses

Operating expenses were $5.97 billion, 14% higher than the second quarter of 2012 and 11% lower than the first quarter of 2013.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.70 billion for the second quarter of 2013, 27% higher than the second quarter of 2012, reflecting a significant increase in net revenues. The ratio of compensation and benefits to net revenues for the first half of 2013 was 43.0%, compared with 44.0% for the first half of 2012. Total staff (6) decreased 1% compared with the end of the first quarter of 2013.

Non-Compensation Expenses

Non-compensation expenses were $2.26 billion, essentially unchanged compared with the second quarter of 2012 and 5% lower than the first quarter of 2013. Non-compensation expenses for the second quarter of 2013 included lower expenses as a result of the sale of the firm’s reinsurance business and lower expenses related to consolidated investments compared with the second quarter of 2012. These decreases were partially offset by increased net provisions for litigation and regulatory proceedings and higher brokerage, clearing, exchange and distribution fees which principally reflected higher transaction volumes in Equities. The second quarter of 2013 included net provisions for litigation and regulatory proceedings of $149 million.

Provision for Taxes

The effective income tax rate for the first half of 2013 was 30.4%, down from 33.0% for the first quarter of 2013, primarily due to a determination that certain non-U.S. earnings will be permanently reinvested abroad, as well as changes in the earnings mix.

Capital

As of June 30, 2013, total capital was $240.08 billion, consisting of $78.04 billion in total shareholders’ equity (common shareholders’ equity of $70.84 billion and preferred stock of $7.20 billion) and $162.04 billion in unsecured long-term borrowings. Book value per common share was $151.21 and tangible book value per common share (7) was $141.62, both approximately 2% higher compared with the end of the first quarter of 2013. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 468.5 million as of June 30, 2013.

On April 25, 2013, Group Inc. issued 40,000 shares of perpetual 5.50% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J (Series J Preferred Stock), for aggregate proceeds of $1.00 billion.

During the quarter, the firm repurchased 10.5 million shares of its common stock at an average cost per share of $152.80, for a total cost of $1.60 billion. The remaining share authorization under the firm’s existing repurchase program is 75.9 million shares. (8)

Under the regulatory capital requirements currently applicable to bank holding companies, the firm’s Tier 1 capital ratio (9) was 15.6% (10) and the firm’s Tier 1 common ratio (11) was 13.5% (10) as of June 30, 2013, up from 14.4% and 12.7%, respectively, as of March 31, 2013 (in each case under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013).

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (GCE) (12) was $183 billion (10) as of June 30, 2013 and averaged $180 billion (10) for the second quarter of 2013, compared with an average of $181 billion for the first quarter of 2013.

•	Total assets were $938 billion (10) as of June 30, 2013, compared with $959 billion as of March 31, 2013.

•	Level 3 assets were $43 billion (10) as of June 30, 2013, compared with $46 billion as of March 31, 2013, and represented 4.6% of total assets.

Dividends

Group Inc. declared a dividend of $0.50 per common share to be paid on September 27, 2013 to common shareholders of record on August 30, 2013. The firm also declared dividends of $244.79, $387.50, $261.11, $261.11, $371.88 and $401.04 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on August 12, 2013 to preferred shareholders of record on July 28, 2013. In addition, the firm declared dividends of $1,022.22 per each share of Series E Preferred Stock and Series F Preferred Stock, to be paid on September 3, 2013 to preferred shareholders of record on August 19, 2013.

Cautionary Note Regarding Forward-Looking Statements

This Report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Investment Banking
Financial Advisory	$486	$484	$469	—%	4%

Equity underwriting	371	390	239	(5)	55
Debt underwriting	695	694	495	—	40

Total Underwriting	1,066	1,084	734	(2)	45

Total Investment Banking	1,552	1,568	1,203	(1)	29

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,463	3,217	2,194	(23)	12

Equities client execution (3)	638	809	510	(21)	25
Commissions and fees	836	793	776	5	8
Securities services	376	320	409	18	(8)

Total Equities	1,850	1,922	1,695	(4)	9

Total Institutional Client Services	4,313	5,139	3,889	(16)	11

Investing & Lending
Equity securities	462	1,127	(306)	(59)	N.M.
Debt securities and loans	658	566	222	16	196
Other	295	375	287	(21)	3

Total Investing & Lending	1,415	2,068	203	(32)	N.M.

Investment Management
Management and other fees	1,098	1,060	1,019	4	8
Incentive fees	118	140	217	(16)	(46)
Transaction revenues	116	115	96	1	21

Total Investment Management	1,332	1,315	1,332	1	—

Total net revenues	$8,612	$10,090	$6,627	(15)	30

	Six Months Ended		% Change From
	June 30, 2013	June 30, 2012	June 30, 2012
Investment Banking
Financial Advisory	$970	$958	1%

Equity underwriting	761	494	54
Debt underwriting	1,389	905	53

Total Underwriting	2,150	1,399	54

Total Investment Banking	3,120	2,357	32

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	5,680	5,652	—

Equities client execution (3)	1,447	1,560	(7)
Commissions and fees	1,629	1,610	1
Securities services	696	776	(10)

Total Equities	3,772	3,946	(4)

Total Institutional Client Services	9,452	9,598	(2)

Investing & Lending
Equity securities	1,589	754	111
Debt securities and loans	1,224	807	52
Other	670	553	21

Total Investing & Lending	3,483	2,114	65

Investment Management
Management and other fees	2,158	2,022	7
Incentive fees	258	275	(6)
Transaction revenues	231	210	10

Total Investment Management	2,647	2,507	6

Total net revenues	$18,702	$16,576	13

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2013	June 30, 2012
Revenues
Investment banking	$1,552	$1,568	$1,206	(1)%	29%
Investment management	1,267	1,250	1,266	1	—
Commissions and fees	873	829	799	5	9
Market making	2,692	3,437	2,097	(22)	28
Other principal transactions	1,402	2,081	169	(33)	N.M.

Total non-interest revenues	7,786	9,165	5,537	(15)	41

Interest income	2,663	2,608	3,055	2	(13)
Interest expense	1,837	1,683	1,965	9	(7)

Net interest income	826	925	1,090	(11)	(24)

Net revenues, including net interest income	8,612	10,090	6,627	(15)	30

Operating expenses
Compensation and benefits	3,703	4,339	2,915	(15)	27

Brokerage, clearing, exchange and distribution fees	613	561	544	9	13
Market development	140	141	129	(1)	9
Communications and technology	182	188	202	(3)	(10)
Depreciation and amortization	266	302	409	(12)	(35)
Occupancy	210	218	214	(4)	(2)
Professional fees	218	246	213	(11)	2
Insurance reserves	49	127	121	(61)	(60)
Other expenses	586	595	465	(2)	26

Total non-compensation expenses	2,264	2,378	2,297	(5)	(1)

Total operating expenses	5,967	6,717	5,212	(11)	14

Pre-tax earnings	2,645	3,373	1,415	(22)	87
Provision for taxes	714	1,113	453	(36)	58

Net earnings	1,931	2,260	962	(15)	101

Preferred stock dividends	70	72	35	(3)	100

Net earnings applicable to common shareholders	$1,861	$2,188	$927	(15)	101

Earnings per common share
Basic (13)	$3.92	$4.53	$1.83	(13)%	114%
Diluted	3.70	4.29	1.78	(14)	108

Average common shares outstanding
Basic	473.2	482.1	501.5	(2)	(6)
Diluted	503.5	509.8	520.3	(1)	(3)

Selected Data
Total staff at period-end (6)	31,700	32,000	32,300	(1)	(2)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Six Months Ended		% Change From
	June 30, 2013	June 30, 2012	June 30, 2012
Revenues
Investment banking	$3,120	$2,366	32%
Investment management	2,517	2,371	6
Commissions and fees	1,702	1,659	3
Market making	6,129	6,002	2
Other principal transactions	3,483	2,107	65

Total non-interest revenues	16,951	14,505	17

Interest income	5,271	5,888	(10)
Interest expense	3,520	3,817	(8)

Net interest income	1,751	2,071	(15)

Net revenues, including net interest income	18,702	16,576	13

Operating expenses
Compensation and benefits	8,042	7,293	10

Brokerage, clearing, exchange and distribution fees	1,174	1,111	6
Market development	281	246	14
Communications and technology	370	398	(7)
Depreciation and amortization	568	842	(33)
Occupancy	428	426	—
Professional fees	464	447	4
Insurance reserves	176	278	(37)
Other expenses	1,181	939	26

Total non-compensation expenses	4,642	4,687	(1)

Total operating expenses	12,684	11,980	6

Pre-tax earnings	6,018	4,596	31
Provision for taxes	1,827	1,525	20

Net earnings	4,191	3,071	36

Preferred stock dividends	142	70	103

Net earnings applicable to common shareholders	$4,049	$3,001	35

Earnings per common share
Basic (13)	$8.45	$5.90	43%
Diluted	7.99	5.72	40

Average common shares outstanding
Basic	477.5	506.1	(6)
Diluted	506.6	524.7	(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (14) $ in millions

	Three Months Ended
	June 30, 2013		March 31, 2013	June 30, 2012
Risk Categories
Interest rates	$59		$62	$83
Equity prices	30		30	23
Currency rates	23		14	16
Commodity prices	19		21	20
Diversification effect (14)	(50)		(51)	(50)

Total	$81		$76	$92

Assets Under Supervision (4) $ in billions

	As of					% Change From
	June 30, 2013		March 31, 2013	June 30, 2012		March 31, 2013	June 30, 2012
Assets under management	$849		$860	$836		(1)%	2%
Other client assets	106		108	80		(2)	33

Assets under supervision (AUS)	$955		$968	$916		(1)	4

Asset Class
Alternative investments	$143		$146	$144		(2)%	(1)%
Equity	173		171	149		1	16
Fixed income	412		415	387		(1)	6

Long-term AUS (4)	728		732	680		(1)	7

Liquidity products (4)	227		236	236		(4)	(4)

Total AUS	$955		$968	$916		(1)	4

	Three Months Ended
	June 30, 2013		March 31, 2013	June 30, 2012
Balance, beginning of period	$968		$965	$900

Net inflows / (outflows)
Alternative investments	(4)		(5)	(1)
Equity	1		4	(2)
Fixed income	10	(5)	6	17	(15)

Long-term AUS net inflows / (outflows)	7		5	14

Liquidity products	(9)		(14)	7

Total AUS net inflows / (outflows)	(2)		(9)	21

Net market appreciation / (depreciation)	(11)		12	(5)

Balance, end of period	$955		$968	$916

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013

Total shareholders’ equity	$77,629	$77,156
Preferred stock	(6,950)	(6,629)

Common shareholders’ equity	$70,679	$70,527

(2)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(3)

During the quarter, the firm completed the sale of a majority stake in its reinsurance business and no longer consolidates this business. Net revenues related to reinsurance were $84 million, $233 million and $259 million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, and $317 million and $470 million for the six months ended June 30, 2013 and June 30, 2012, respectively.

(4)

Assets under supervision (AUS) include assets under management and other client assets. Assets under management include client assets where the firm earns a fee for managing assets on a discretionary basis. Other client assets include client assets invested with third party managers, private bank deposits and advisory relationships where the firm earns a fee for advisory and other services, but does not have investment discretion. Long-term AUS represents AUS excluding liquidity products. Liquidity products represents money markets and bank deposit assets.

(5)

During the quarter, the firm completed the sale of a majority stake in its reinsurance business and no longer consolidates this business. Fixed income flows for the three months ended June 30, 2013 include $10 billion in assets managed by the firm related to this business. These assets were previously excluded from AUS as they were assets of a consolidated subsidiary.

(6)	Includes employees, consultants and temporary staff.

(7)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	June 30, 2013

Total shareholders’ equity	$78,043
Preferred stock	(7,200)

Common shareholders’ equity	70,843
Goodwill and identifiable intangible assets	(4,494)

Tangible common shareholders’ equity	$66,349

(8)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(9)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under the Board of Governors of the Federal Reserve System’s risk-based capital requirements were approximately $457 billion as of June 30, 2013, under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

(10)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

(11)

The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of June 30, 2013, Tier 1 common capital was $61.90 billion, consisting of Tier 1 capital of $71.14 billion less preferred stock, junior subordinated debt issued to trusts and other adjustments of $9.24 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

(12)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

Footnotes (continued)

(13)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.01 and $0.02 for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, and $0.03 for both the six months ended June 30, 2013 and June 30, 2012, respectively.

(14)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. Diversification effect equals the difference between total VaR and the sum of the VaRs for the four risk categories. For a further discussion of VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

(15)	Includes $34 billion of fixed income asset inflows in connection with the firm’s acquisition of Dwight Asset Management Company LLC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished as part of this Report on Form 8-K:

99.1	Press release of Group Inc. dated July 16, 2013 containing financial information for its second quarter ended June 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: July 16, 2013	By:	/s/ Harvey M. Schwartz
		Name:	Harvey M. Schwartz
		Title:	Chief Financial Officer